(MKS LOGO)

EXHIBIT 99.1

Contact: Ronald C. Weigner
Vice President, Chief Financial Officer & Treasurer
Telephone: 978.645.5576

MKS Instruments Reports First Quarter 2009 Financial Results

Andover, Mass., April 22, 2009 — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity, today reported first quarter 2009 financial results.

Sales were $76.7 million, down 39 percent from $125.2 million in the fourth quarter of 2008, and down 60 percent from $193.4 million in the first quarter of 2008.

The net loss was $16.5 million, or $0.34 per basic share, compared to a net loss of $6.3 million, or $0.13 per basic share in the fourth quarter of 2008, and net income of $20.4 million, or $0.39 per diluted share in the first quarter of 2008.

Included in the first quarter 2009 GAAP net loss were special charges totaling $10.9 million, which were for severance costs related to reductions in workforce; excess, obsolete and committed inventory purchases; and a discrete tax benefit. The non-GAAP net loss, which excludes special charges, was $11.0 million, or $0.23 per share, compared to non-GAAP net earnings of $0.1 million, or breakeven, in the fourth quarter of 2008, and non-GAAP net earnings of $20.6 million, or $0.39 per share, in the first quarter of 2008.

Leo Berlinghieri, Chief Executive Officer and President, said, “Although a weaker global economy affected all of our business to some extent, our participation in non-semiconductor markets lessened the impact of significantly lower demand for semiconductor capital equipment spending in the quarter.

“In this challenging business environment, we took additional actions to reduce our costs and our headcount during the quarter. We implemented restructuring and reductions in workforce of approximately 630 people during the quarter, representing approximately 24% of our worldwide headcount. The reductions were done with consideration to both our ability to grow in diverse markets, and to respond to the demand and innovation requirements from our customers when the economy begins to recover. As a result of these actions, we expect annual compensation-related savings of approximately $40 million.

“Some semiconductor customers have suggested that the industry cycle may be bottoming. While this is encouraging, our short lead times limit our visibility, and we cannot predict when our semiconductor business and sales to other markets will improve significantly. However, considering current levels of activity, we estimate that second quarter sales may range from $55 to $75 million. At these volumes, the net loss could range from $0.36 to $0.21 per basic share on 49.2 million shares outstanding, and the non-GAAP net loss could range from $0.34 to $0.19 per share. We are focused on continuing to drive down our costs while supporting our customers in this difficult environment.”

Management will discuss second quarter financial results on a conference call today at 8:30 a.m. (Eastern Time). Dial-in numbers are 1-800-240-6709 for domestic callers and 303-262-2140 for international callers. The call will be broadcast live and available for replay at www.mksinstruments.com. To hear a telephone replay through April 29, 2009, dial 303-590-3000, pass code 11129318#.

The financial results that exclude certain charges and special items are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS’ management believes the presentation of non-GAAP financial measures, which exclude costs associated with acquisitions and special items, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, materials delivery, gas composition analysis, electrostatic charge management, control and information technology, power and reactive gas generation, and vacuum technology. Our primary served markets are manufacturers of capital equipment for semiconductor devices, and for other thin film applications including flat panel displays, solar cells, data storage media, and other advanced coatings. We also leverage our technology in other markets with advanced manufacturing applications including medical equipment, pharmaceutical manufacturing, energy generation, and environmental monitoring.

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act regarding MKS’ future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS’ major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31, 2009	March 31, 2008	December 31, 2008
Net sales	$76,719	$193,448	$125,180
Cost of sales	66,128	111,541	80,571

Gross profit	10,591	81,907	44,609
Research and development	15,463	19,341	19,277
Selling, general and administrative	28,464	31,617	30,518
Amortization of acquired intangible assets	1,653	3,105	1,949
Impairment of intangible assets	—	—	6,069
Restructuring	5,620	—	—

Income (expense) from operations	(40,609)	27,844	(13,204)
Impairment of investments	—	(1,161)	—
Interest income, net	1,009	2,176	1,287

Income (expense) before income taxes	(39,600)	28,859	(11,917)
Provision (benefit) for income taxes	(23,101)	8,477	(5,627)

Net income (loss)	$(16,499)	$20,382	$(6,290)

Net income (loss) per share:
Basic	$(0.34)	$0.39	$(0.13)
Diluted	$(0.34)	$0.39	$(0.13)
Weighted average shares outstanding:
Basic	48,994	51,733	48,712
Diluted	48,994	52,571	48,712
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income (loss)	$(16,499)	$20,382	$(6,290)
Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	1,653	3,105	1,949
Excess & obsolete inventory adjustment (Note 1)	12,900	—	5,000
Restructuring and related items (Note 2)	4,322	—	—
Foreign exchange gain from legal entity restructuring (Note 3)	—	(2,669)	—
Impairment of intangible assets (Note 4)	—	—	6,069
(Benefit) for income taxes (Note 5)	(6,370)	—	(1,823)
Tax effect of adjustments	(7,047)	(204)	(4,855)

Non-GAAP net earnings (loss) (Note 6)	$(11,041)	$20,614	$50

Non-GAAP net earnings (loss) per share (Note 6)	$(0.23)	$0.39	$0.00

Weighted average shares outstanding — diluted	48,994	52,571	49,680

Note 1: Cost of Sales for the three month periods ended March 31, 2009 and December 31, 2008 include $12,900 and $5,000, respectively, of special charges for excess, obsolete and committee inventory purchases.

Note 2: The three month period ended March 31, 2009 includes a $5,620 restructuring charge primarily for severance related costs offset by a credit of $1,298 for the reversal of previously expensed equity compensation charges of terminated employees.

Note 3: Selling, general and administrative expenses for the three month period ended March 31, 2008 includes a foreign exchange gain of $2.7 million related to the Company’s legal entity restructuring of certain foreign operations.

Note 4: The three month period ended December 31, 2008 includes a $6,069 write-down for the impairment of intangible assets resulting from a lower forecast for a product for the semiconductor industry.

Note 5: The three month period ended March 31, 2009 includes a benefit of $6,370 attributable to the reversal of FIN 48 reserve items as a result of a Federal audit close. The three month period ended December 31, 2008 includes a benefit of $1,823 attributable to a discrete tax matter related to the reinstatement of the U.S. research and development tax credits and other adjustments.

Note 6: The Non-GAAP net earnings (loss) and Non-GAAP net earnings (loss) per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Balance Sheet
(In thousands)

	March 31, 2009	December 31, 2008
ASSETS
Cash and short-term investments	$255,404	$278,869
Trade accounts receivable	56,990	85,350
Inventories	126,512	131,519
Other current assets	59,417	32,990

Total current assets	498,323	528,728
Property, plant and equipment, net	78,552	82,017
Goodwill	337,765	337,765
Other acquired intangible assets	19,419	21,069
Other assets	12,005	15,360

Total assets	$946,064	$984,939

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$9,827	$18,678
Accounts payable	21,226	19,320
Accrued expenses and other liabilities	33,999	37,937

Total current liabilities	65,052	75,935
Long-term debt	262	396
Other long-term liabilities	16,600	21,910
Stockholders’ equity:
Common stock	113	113
Additional paid-in capital	636,627	637,938
Retained earnings	224,929	241,428
Other stockholders’ equity	2,481	7,219

Total stockholders’ equity	864,150	886,698

Total liabilities and stockholders’ equity	$946,064	$984,939